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Exhibit 4.12

RHODIA

8.875% DOLLAR-DENOMINATED SENIOR SUBORDINATED NOTES DUE 2011

FIRST AMENDMENT

TO

INDENTURE

Dated as of October 6, 2003

JPMorgan Chase Bank

Trustee

        THIS FIRST AMENDMENT (this "FIRST AMENDMENT"), dated as of October 6, 2003 is entered into between Rhodia, a société anonyme organized under the laws of France (the "Company"), and JPMorgan Chase Bank, as trustee (the "Trustee").

        WHEREAS, the Company and the Trustee entered into the Indenture, dated as of May 28, 2003 (the "Indenture"), relating to the issuance of the Company's 8.875% Dollar-denominated Senior Subordinated Notes due 2011;

        WHEREAS, the Company wishes to amend certain provisions of the Indenture in a manner that does not adversely affect the legal rights under the Indenture of any Holder of the Notes pursuant to Section 9.01 of the Indenture;

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Indenture.

        NOW, THEREFORE, in consideration of the premises and agreements herein contained, the parties to this First Amendment hereby agree as follows:

        Section 1.    Definitions.    Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

        Section 2.    Amendments.    Effective as of the date hereof, the Indenture is hereby amended as follows:

2.1
Clause (iii) in the preamble shall be restated to read in its entirety as follows:

  (iii)    8.875% Senior Subordinated Notes due 2011 registered by the Company pursuant to the Registration Rights Agreement and distributed by the Company in exchange for the Initial Notes (the "Exchange Notes" and, together with the Initial Notes, the "Notes").

2.2
The defined term "Euro Exchange Notes" contained in Section 1.01 shall be restated to read in its entirety as follows:

  "Euro Exchange Notes" means the outstanding notes registered by the Company pursuant to the Registration Rights Agreement dated as of May 28, 2003, among the Company and the other parties named on the signature pages thereof, and distributed by the Company in exchange for the Euro Notes.

2.3
The defined term "Exchange Offer" contained in Section 1.01 shall be restated to read in its entirety as follows:

  "Exchange Offer" means an offer by the Company, pursuant to the Registration Rights Agreement, to deliver to Holders of Initial Notes in exchange for their Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

2.4
The defined term "Senior Exchange Notes" contained in Section 1.01 shall be restated to read in its entirety as follows:

  "Senior Exchange Notes" means the Senior Notes registered under the Securities Act by the Company pursuant to the Registration Rights Agreement, dated as of May 28, 2003 among the Company and the other parties named on the signature pages thereof.

2.5
Section 2.06    Transfer and Exchange shall be amended in the following manner:

2.5.1
The penultimate paragraph of Section 2.06(b) shall be restated to read in its entirety as follows:

    If any such transfer referred to above is effected pursuant to subparagraphs (iv)(B) or (iv)(D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests transferred or exchanged.

  2.5.2
  Section 2.06(f) shall be restated to read in its entirety as follows:

    (f)    Exchange Offer.    Upon the occurrence of the Exchange Offer, the Company shall deliver Book-Entry Interests in an Unrestricted Global Note in exchange for Book-Entry Interests in the Global Notes that (i) are tendered for acceptance by Persons that certify in the applicable Letters of Transmittal (or an electronic equivalent utilized by any Depositary and acceptable to the Company) that (x) they are not broker-dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company and (ii) are accepted for exchange in the Exchange Offer. Persons that properly tender their Book-Entry Interests in the Restricted Global Notes pursuant to the Exchange Offer will receive Book-Entry Interests in the Unrestricted Global Note in an aggregate principal amount equal to the principal amount of the Book-Entry Interests in the Restricted Global Notes tendered. If Definitive Registered Notes shall have been properly tendered for acceptance and accepted for exchange, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate, Unrestricted Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the Definitive Registered Notes accepted for exchange in the Exchange Offer.

    In order to effectuate the delivery of Book-Entry Interests in an Unrestricted Global Note pursuant to the Exchange Offer, the 144A Global Note will be designated to be an Unrestricted Global Note under the Indenture and the Private Placement Legend shall be removed from such Note. In the event less than all of the Book-Entry Interests in the 144A Global Note shall have been accepted for exchange, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate, one or more 144A Global Notes in an aggregate principal amount equal to the principal amount of the Book-Entry Interests in the 144A Global Note that are not properly tendered in the Exchange Offer and such Book-Entry Interests shall represents interests in such Restricted Global Note. Concurrently, the Registrar shall cause the aggregate principal amount of the Regulation S Global Note to be reduced by the aggregate principal amount of Book-Entry Interests in such Notes accepted in the Exchange Offer and the aggregate principal amount of the Unrestricted Global Note to be increased accordingly.

  2.5.3
  Section 2.06(g)(ii)(B) shall be restated to read in its entirety as follows:

    Notwithstanding the foregoing, any Global Note or Definitive Registered Note issued or delivered pursuant to clauses (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d) (iii), (e)(ii), (e)(iii) or, other than a 144A Global Note, (f) to this Section 2.06 (and all Notes received in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

        Section 3.    Governing Law.    THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST AMENDMENT AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        Section 4.    Consent to Jurisdiction and Service.    The Company submits to the jurisdiction of any state or federal court located in the Borough of Manhattan, City of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with this First Amendment, the Indenture or the Notes and (ii) arising under any U.S. federal or state securities law. The Company, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of any such suit or proceeding, and the Company will maintain in the United States an agent for service of process in any such action or proceeding. The Company appoints CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its initial agent for service of process.

        Section 5.    This First Amendment may be signed in various counterparts, which together will constitute one and the same instrument.

        Section 6.    This First Amendment is an amendment to the Indenture and the Indenture and this First Amendment will henceforth be read together.

        Section 7.    The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RHODIA
By:	/s/ PIERRE PROT Name: Pierre Prot Title: Chief Financial Officer

JPMORGAN CHASE BANK, AS TRUSTEE
By:	/s/ KATHLEEN PERRY Name: Kathleen Perry Title: Vice-President

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  Exhibit 4.12